Exhibit 99.1

January 31, 2024

Dear Carver Shareholders:

I would like to address recent public statements and solicitations issued by Dream Chasers Capital Group (“Dream Chasers”) regarding Carver Bancorp, Inc. (“Carver” or the "Company").

On January 24, 2024, Carver’s CEO and Board Chairman met with Dream Chasers at its Harlem, NY offices in response to requests by Dream Chasers to discuss its interest in acquiring 35% of the Company’s common equity. The meeting was thereafter reported to the Carver Board of Directors (the “Board”), which thoroughly reviewed the proposed terms with Carver’s management team, external financial advisors, and legal advisors.

As a gating matter, the Board determined that the adverse publicly disclosed regulatory history of Dream Chasers’ leadership (https://brokercheck.finra.org/individual/summary/2793976) posed an unacceptable reputational risk to Carver’s standing and mission credibility.  The Board noted the potential impact of such reputational risk on Carver’s relationship with its shareholders, third-party stakeholders, regulators, and customers.  Furthermore, a comprehensive review of the Dream Chasers proposal found it to be wholly deficient with respect to structural details, implied valuation, dilution, and the basic disclosure of financial and managerial resources.

Given the disqualifying reputational risks, the anticipated inability of Dream Chasers’ to obtain regulatory approval or qualification as a bank holding company, and the lack of demonstrated leadership experience in managing a federally regulated and insured depository institution, the Board definitively and unequivocally determined that an association with Dream Chasers of any type is not in the best interest of Carver, its shareholders, and its community stakeholders.
Sincerely,

Craig C. MacKay
Interim President & CEO
Carver Bancorp, Inc.

ABOUT CARVER FEDERAL SAVINGS BANK
Carver was founded by a consortium of faith and business leaders in Harlem in 1948 to address the banking needs of the predominantly African American and Caribbean communities whose residents, businesses, and institutions had limited access to mainstream financial services and business capital.  Carver remains headquartered in Harlem today, with a branch and 24/7 ATM network that serves the traditionally low-to-moderate-income neighborhoods of the five boroughs of New York City and surrounding areas.  As the neighborhoods that we serve have evolved, so has Carver, which today proudly serves as a vehicle of wealth accumulation, finance, and commerce for communities with increasingly diverse income, ethnicity, and socio-economic profiles.